EXHIBIT 21

LIST OF SUBSIDIARY CORPORATIONS

ARCBEST CORPORATION

Certain subsidiaries which do not qualify as significant in accordance with the applicable rules have not been listed.

	Jurisdiction of	% of Voting
Name	Incorporation	Securities Owned

Subsidiaries of ArcBest Corporation:
ABF Freight System, Inc.	Arkansas	100
Transport Realty, Inc.	Arkansas	100
ArcBest Technologies, Inc.	Arkansas	100
ABF Cartage, Inc.	Delaware	100
Land-Marine Cargo, Inc.	Puerto Rico	100
ABF Freight System Canada, Ltd.	Canada	100
Motor Carrier Insurance, Ltd.	Bermuda	100
Arkansas Best Corporation	Delaware	100
Panther Premium Logistics, Inc.	Delaware	100
ABF Logistics II, Inc.	Arkansas	100
ArcBest Enterprise Customer Solutions, Inc.	Arkansas	100
ArcBest Funding LLC	Delaware	100

Subsidiary of ABF Freight System, Inc.:
ABF Freight System (B.C.), Ltd.	British Columbia	100

Subsidiaries of Arkansas Best Corporation:
FleetNet America, Inc.	Arkansas	100
FTI Groups, Inc.	Texas	100

Subsidiaries of Panther Premium Logistics, Inc.:
Panther II Transportation, Inc. (also d/b/a Panther Premium
Logistics; and d/b/a Panther Expedited Services, Inc.)	Ohio	100
Expedited Solutions, Inc.	Arkansas	100

Subsidiaries of ABF Logistics II, Inc.:
ABF Global Supply Chain, Inc. (also d/b/a ABF Global)	Arkansas	100
ABF Logistics, Inc. (also d/b/a ABF Multimodal, Inc; and
d/b/a ABF Supply Chain Solutions, Inc.; and
d/b/a Bear Transportation Services)	Arkansas	100
Moving Solutions, Inc. (also d/b/a ABF Moving;
and d/b/a Movebuilder; and d/b/a U-Pack)	Arkansas	100

Subsidiary of Moving Solutions, Inc.:
Albert Companies, Inc. (also d/b/a Albert Properties, Inc.)	Delaware	100